Exhibit 99.1

LaserCard Corporation

NEWS RELEASE

FOR FURTHER INFORMATION:

STEVEN G. LARSON, VP FINANCE

(650) 969-7277

or

ELLEN BROOK INVESTOR RELATIONS

(650) 470-0200

LaserCard Corporation Reports Results for FY05 Third Quarter

Mountain View, Calif. – February 2, 2005 – LaserCard Corporation (NASDAQ:LCRD), a leading supplier of ID credentials used in biometric identification, today announced the financial results for its fiscal 2005 third quarter ended December 31, 2004. The company announced its estimates for the quarter on January 10, 2005.

Revenues for the third quarter of fiscal 2005 were $6.3 million, compared with $7.8 million in the prior quarter and $5.5 million in the same quarter a year ago. The net loss for the third quarter of fiscal 2005 was $2.8 million, or $0.25 per share. This compares with the net loss of $1.5 million in the prior quarter, or $0.13 per share. The net loss reported in the same quarter a year ago was $8.9 million, or $0.83 per share, which included an income tax expense of $8.4 million resulting from the company’s valuation allowance being increased to equal its deferred tax asset.

LaserCard® optical memory card revenues for the quarter were $3.6 million compared with $5.1 million in the prior quarter and $2.9 million in the prior fiscal year’s third quarter. Revenues from LaserCard® read/write drives, drive accessories and maintenance were $279,000 for the third quarter compared with $155,000 in the prior quarter and $2.5 million for the same period last year. Revenues from specialty cards and printers totaled $2.4 million for the third quarter compared with $2.5 million for the second quarter and $2.8 million for the first quarter. The Company did not have this product line during its last fiscal year, which ended at approximately the same date as its acquisition of its German subsidiaries.

Cash

LaserCard Corporation’s cash, cash equivalents, short-term investments and long-term investments (the long-term investments have original maturities ranging from 1 to 2.5 years) were $16.5 million at December 31, 2004, compared with $20.9 million at March 31, 2004.

“Third quarter revenues were down from the prior quarter, primarily as the result of lower optical memory card sales for the Italian National ID card program,” said Richard Haddock, chief executive officer of LaserCard Corporation. “As the Italian government implements changes resulting from what was learned during the second experimental phase, we expect the government to determine that the program is ready to move into full implementation. As a result, we expect that card orders will resume in the March quarter, with volume orders in the new fiscal year.”

Earnings Results Conference Call

LaserCard will hold a conference call to discuss the company’s fiscal third quarter results today, February 2, 2005, at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. For access to the conference call, please call 210-839-8500 by 1:50 p.m. Pacific Time. A taped replay of the call will be available for one week. To access the replay, please call 203-369-0653. You will need to reference the passcode: LaserCard and the conference leader: Richard Haddock. To listen to the call via the Internet, please log on to: www.lasercard.com or www.vcall.com. The Internet Webcast will be archived for one year.

About LaserCard Corporation

LaserCard Corporation (www.lasercard.com) manufactures and markets LaserCard® optical memory cards, chip-ready Smart/Optical™ cards and other advanced-technology secure identification cards. The company has sold over 25 million secure ID cards to meet the demanding requirements for border security, digital governance, and national identification in countries around the world, including the United States, Canada, Italy and India. In addition, the Company manufactures optical card read/write drives and develops optical card system software, card-related data systems and peripherals. The company, headquartered in Mountain View, Calif., operates two wholly owned German subsidiaries: Challenge Card Design Plastikkarten GmbH, which manufactures advanced-technology cards; and cards & more GmbH, which markets cards, system solutions, and card personalization printers.

Forward Looking Statement Disclaimer

All statements contained in this news release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include that the Italian government will decide that the CIE program is ready for the implementation phase and our expectation that we will receive CIE card orders during our fourth fiscal quarter of this year. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, political issues delaying temporarily or permanently the Italian government’s decision to move the CIE program into the implementation phase, the Italian government deciding for technical or financial reasons not to proceed with the CIE program or to switch from using our LaserCard optical cards, the Italian government delaying our card orders for a longer time period until it has more fully personalized its existing card inventory as well as other risk factors detailed in the company’s Form 8K, 10K, 10Q, and other filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

LASERCARD CORPORATION AND SUBSIDIARIES

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Revenues	$6,282	$5,467	22,765	$10,621
Cost of product sales	5,477	3,905	17,685	8,987

Gross profit (loss)	805	1,562	5,080	1,634

Selling, general, and administrative expenses	3,063	1,560	8,906	4,971
Research and engineering expenses	655	588	2,229	1,941
Other income, net	64	168	149	300

Loss before income taxes	(2,849)	(418)	(5,906)	(4,978)
Income taxes	(8)	8,446	0	7,086

Net income (loss)	$(2,841)	$(8,864)	$(5,906)	$(12,064)

Net loss per share:
Basic and diluted	$(0.25)	$(0.83)	$(0.52)	$(1.14)

Weighted-average shares used in computing basic and diluted, net loss per share:	11,334	10,631	11,370	10,554

LASERCARD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	December 31, 2004	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$9,213	$11,688
Short-term investments	—	981
Accounts receivable, net of allowances of $131 at December 31, 2004 and $296 at March 31, 2004	3,187	2,550
Inventories	6,575	6,799
Prepaid and other current assets	1,344	1,276

Total current assets	20,319	23,294

Property and equipment, at cost	29,537	27,609
Less—accumulated depreciation and amortization	(16,916)	(16,079)

Property and equipment, net	12,621	11,530
Long-term investments	7,300	8,246
Equipment held for resale	3,697	2,419
Patents and other intangibles, net	933	978
Goodwill	3,321	3,321
Other non-current assets	232	47

Total assets	$48,423	$49,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,236	$4,249
Accrued liabilities	2,139	2,035
Deferred tax liability	501	608
Advance payments from customers	809	3,102
Deferred revenue	581	111
Bank borrowings and current portion of long-term debt	2,388	1,166

Total current liabilities	8,654	11,271

Long-term debt, net of current portion	—	2,378
Advance payments from customers	8,000	500
Deferred revenue	2,000	—

Total liabilities	$18,654	$14,149

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized—2,000,000 shares Issued—none	—	—
Common stock, $.01 par value:
Authorized—30,000,000 shares Issued and outstanding— 11,333,759 shares at December 31, 2004 and 11,399,764 shares at March 31, 2004	114	114
Additional paid-in capital	54,071	53,816
Accumulated deficit	(24,150)	(18,244)
Accumulated other comprehensive income	390	—
Treasury stock	(656)	—

Total stockholders’ equity	29,769	35,686

Total liabilities and stockholders’ equity	$48,423	$49,835